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                                                  OMB Number 3235-0104
                                            Expires: December 31, 2001
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                                        hours per response ....... 0.5
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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



======================================================================
1. Name and Address of Reporting Person


   Infinity Investors Limited
   (designated filer of this group filing)
----------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   Hunkins Waterfront Plaza, Main Street, P.O. Box 556
----------------------------------------------------------------------
                                    (Street)

   Charlestown,  Nevis, West Indies
----------------------------------------------------------------------
   (City)               (State)                 (Zip)


======================================================================

2. Date of Event Requiring Statement (Month/Day/Year)

   05/24/1999

======================================================================

3. IRS Identification Number of Reporting Person, if an entity (voluntary)


======================================================================

4. Issuer Name and Ticker or Trading Symbol

   Equalnet Communications Corp. (ENETC)

======================================================================
5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [   ]   Director                     [ X ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


=====================================================================

6. If Amendment, Date of Original (Month/Day/Year)

   N/A

=====================================================================

7. Individual or Joint/Group Filing (Check Applicable Line)
   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

======================================================================

-----------------------------------------------------------------------




=================================================================================================================================
Table I -- Non-Derivative Securities Beneficially Owned
=================================================================================================================================

                                            2.                       3.
1.                                          Amount of Securities     Ownership Form
Title of Security                           Beneficially Owned       Direct (D) or        4.
(Instr. 4)                                 (Instr. 4)                Indirect (I)         Nature of Indirect Beneficial Ownership
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    833,333(1)                   D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    833,333(2)                   D
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
(1) These securities are owned solely by Infinity Investors Limited, which may by a member of a "group" with IEO Holdings Limited and Mr. Barrett Wissman for purposes of Section 13(d) of the Exchange Act.
---------------------------------------------------------------------------------------------------------------------------------
(2) These securities are owned solely by IEO Holdings Limited, which may by a member of a "group" with Infinity Investors Limited and Mr. Barrett
    Wissman for purposes of Section 13(d) of the Exchange Act.
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

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=================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  5(b)(v).


                                 PAGE 1 OF 5

Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or Indirect (I)    Ownership
---------------------------------------------------------------------------------------------------------------------------------

                              Immed.       6/3/99      Common     1,250,000(1)      $.60       D
                                                        Stock
---------------------------------------------------------------------------------------------------------------------------------

                              Immed.       6/3/99      Common     1,250,000(2)      $.60       D
                                                        Stock
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
(1)  These securities are owned by Infinity Investors Limited, which may be a member a "group" with IEO Holdings Limited and Mr. Barrett Wissman for purposes of Section 13(d) of the Exchange Act.

---------------------------------------------------------------------------------------------------------------------------------
(2)  These securities are owned by IEO Holdings Limited, which may be a member of a "group" with Infinity Investors Limited and Mr. Barrett Wissman for purposes of Section 13(d) of the Exchange Act.
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Explanation of Responses:

Infinity Investors Limited is making this joint filing on Form 3 on its behalf and on behalf of the entities listed on Annex A hereto in accordance with Instruction 5(b)(v) to this Form 3 on their behalf. The relationship to the Issuer of each such entity is described on Annex B hereto. The signatures of each of the entities on whose behalf Infinity Investors Limited is making this joint filing appear on Annex C hereto.




   Infinity Investors Limited

   By:  /s/ JAMES A. LOUGHRAN                        JUNE 4, 1999
      ------------------------------------          --------------
   Name:   James A. Loughran                             Date
   Title:  Director

    **Signature of Reporting Person



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

                            ANNEX A to FORM 3


Infinity Investors Limited is making this joint filing on Form 3 on its own behalf and on behalf of the following entities:

1.  IEO Holdings Limited
    Hunkins Waterfront Plaza
    Main Street
    P.O. Box 556
    Charestown, Nevis, West Indies

2.  Mr. Barrett Wissman
    1601 Elm Street, Suite 4000
    Dallas, Texas  75201

                        ANNEX B to FORM 3

Infinity Investors Limited ("Infinity") is making this joint filing on Form 3 on behalf of the entities listed below, each of which may be a member of a "group" with Infinity Investors Limited for purposes of Section 13(d) of the Exchange Act.


1. IEO Holdings Limited ("IEO") is the direct beneficial owner of 833,333 shares of Common Stock and the direct beneficial owner of a stock option to purchase 1,250,000 shares of Common Stock at an exercise price of $.60 per share. IEO hereby disclaims beneficial ownership of the securities reported on Form 3 of which Infinity has direct beneficial ownership.

2. Mr. Barrett Wissman ("Wissman") became the Co-Chief Executive Officer of the Issuer on May 24, 1999. Wissman beneficially owns no securities of the Issuer either directly or indirectly, but may be deemed to be a member of a "group" with Infinity and IEO for purposes of Section 13(d) of the Exchange Act.

                            ANNEX C to FORM 3

                              SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 4, 1999

                                   IEO Holdings Limited

                                   By:  /s/ SUZANNE SHEEHY
                                      ------------------------------
                                   Name:  Suzanne Sheehy
                                   Title:  Director



                                        /s/ BARRETT WISSMAN
                                      -------------------------------
                                         Barrett Wissman